EXHIBIT 5.1

O L S H A N	PARK AVENUE TOWER ■ 65 EAST 55TH STREET ■ NEW YORK, NY 10022 TELEPHONE: 212.451.2300 ■ FACSIMILE: 212.451.2222

July 9, 2015
Remark Media, Inc.
3930 Howard Hughes Parkway, Suite 400
Las Vegas, Nevada 89169

Gentlemen:
We have acted as counsel to Remark Media, Inc., a Delaware corporation (the “Company”), in connection with its filing of the Registration Statement on Form S-3 (File No. 333-202024) (such registration statement, as amended at the time it became effective, the “Registration Statement”) relating to securities of the Company, filed with the Securities and Exchange Commission (the “Commission”) on February 11, 2015 under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus, dated February 17, 2015, as filed with the Commission as part of the Registration Statement (the “Base Prospectus”), and the prospectus supplement to the Base Prospectus, dated July 9, 2015, in the form filed with the Commission on July 9, 2015 (such prospectus supplement, together with the Base Prospectus, the “Prospectus”). The Prospectus relates to the proposed issuance and sale by the Company of an aggregate of 339,000 shares (the “Shares”) of its common stock, $0.001 par value per share (the “Common Stock”), pursuant to Subscription Agreements, each dated July 9, 2015, by and between the Company and the purchasers identified therein (the “Subscription Agreements”).
In connection with this opinion letter, we have examined the Subscription Agreements, the Registration Statement, the Prospectus, the Amended and Restated Certificate of Incorporation of the Company and the Amended and Restated By-laws of the Company, together with all amendments thereto. In addition, we have examined and relied upon such corporate records of the Company, and have made such examination of law, as we have deemed necessary or appropriate for purposes of the opinions expressed below. As to certain factual matters, unless otherwise indicated, we have relied, to the extent we have deemed proper, on certificates of certain officers of the Company.
We have assumed the following for purposes of rendering the opinions set forth herein, without any verification by us:

(i)
The genuineness of all signatures, the legal capacity of all natural persons to execute and deliver documents, the authenticity and completeness of documents submitted to us as originals and the completeness and conformity with authentic original documents of all documents submitted to us as copies, and that all documents, books and records made available to us by the Company are accurate and complete.

(ii)	That the Subscription Agreements have been duly authorized, executed and delivered by each party thereto (other than the Company) and that each such party (other than the Company) has full power, authority and legal right to enter into and perform the terms and conditions of the Subscription Agreements to be performed by it, that the representations and warranties of each such party (other than the Company) as set forth in the Subscription Agreements when made were, and on the date hereof are, true and complete, and that each Subscription Agreement constitutes a legal, valid and binding obligation of each such party (other than the Company), enforceable against it in accordance with its terms.
Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor in the manner contemplated by the Prospectus and Subscription Agreements, will be validly issued, fully paid and non-assessable.
We are members of the Bar of the State of New York. We do not express any opinion as to the effect of any laws other than the laws of the State of New York and the General Corporation Law of the State of Delaware, and the federal laws of the United States of America, as in effect on the date hereof.
This opinion is given as of the date hereof and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in fact or law that may hereafter occur.
We hereby consent to the filing of this opinion in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act with the Commission as an exhibit to the Current Report on Form 8-K to be filed by the Company in connection with the issuance and sale of the Shares and to the use of our name in the Prospectus Supplement under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.
Very truly yours,

/s/ Olshan Frome Wolosky LLP
OLSHAN FROME WOLOSKY LLP